EXHIBIT 10.3

INVESTMENT AGREEMENT

BY AND BETWEEN

CIFC CORP.

AND

GE CAPITAL EQUITY INVESTMENTS, INC.

Dated as of September 24, 2012

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT, dated as of September 24, 2012 (this “Agreement”), is by and between CIFC Corp., a Delaware corporation (the “Company”), and GE Capital Equity Investments, Inc., a Delaware corporation (the “Investor,” and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, the Investor and GE Capital Debt Advisors LLC, a Delaware limited liability company (“GECDA”), are each wholly-owned indirect subsidiaries of General Electric Capital Corporation, a Delaware corporation (“GECC”);

WHEREAS, the Company, GECDA and GECC entered into that certain Asset Purchase Agreement dated as of July 30, 2012 (as the same may hereafter be amended, modified, supplemented or restated from time to time, the “Purchase Agreement”), which provides for, among other things, the transfer to the Investor of certain shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), and the Investor Warrant (as defined below) in consideration for (a) GECDA’s assignment to the Company (or an Affiliate (as defined below) of the Company) of its rights and obligations under the collateral management agreements relating to the collateralized loan obligations referred to as Navigator CDO 2003, Ltd., Navigator CDO 2004, Ltd., Navigator CDO 2005, Ltd. and Navigator CDO 2006, Ltd., and (b) actions to be taken by GECC and its Affiliates (as defined below) as described in the Purchase Agreement;

WHEREAS, immediately following the consummation of the transactions contemplated by the Purchase Agreement (the “Closing”), the Investor shall own (a) 1,000,000 shares of Common Stock, representing approximately 4.81% of the issued and outstanding shares of Common Stock as of the date hereof, and (b) a warrant (the “Investor Warrant”) to purchase up to 2,000,000 shares of Common Stock or (if exercised by the Initial Holder (as defined in the Investor Warrant)) Preferred Stock that will be mandatorily exchanged for Common Stock in the case of certain transfers (the shares issuable upon the exercise of the Investor Warrant, and any other securities issued in respect thereof or into which such shares or other securities shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any other recapitalizations after the date of this Agreement, the “Warrant Shares”), which Investor Warrant shall be exercisable at any time in whole or in part prior to the Expiration Date (as defined in the Investor Warrant);

WHEREAS, the Investor has the registration rights with respect to the Investor Shares (as defined below) and the Warrant Shares that are Common Stock as provided in the Second Amended and Restated Registration Rights Agreement by and among the Company, the Investor, DFR Holdings (as defined below), and CIFC Parent (as defined below), of even date herewith (the “Registration Rights Agreement”);

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company and GECC (and their respective Affiliates, as applicable) to consummate the transactions contemplated by the Purchase Agreement; and

WHEREAS, the Company and the Investor desire to establish certain terms and conditions concerning the relationship of the Investor with, and its investments in, the Company from and after the Closing.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE I
GENERAL

Section 1.1 Effective Date. This Agreement shall be delivered at, and shall be effective as of, the Closing.

Section 1.2 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Action” means any judicial, legislative, administrative or arbitral actions, suits, investigations, audits, claims or other proceedings by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; provided, that for purposes of this Agreement, (a) the Company and its Subsidiaries, on the one hand, shall not be deemed to be Affiliates of any Investor Holder, on the other hand, and (b) the Major Stockholders, on the one hand, shall not be deemed to be Affiliates of any Investor Holder or the Company, on the other hand. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the preamble.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. For purposes of this Agreement, (x) a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any “group” (as contemplated by Exchange Act Rule 13d-5(b)) of which such Person or any such Affiliate is or becomes a member; provided, that, notwithstanding the foregoing, no Stockholder shall be deemed to Beneficially Own the Shares Beneficially Owned by any other Stockholder solely due to the fact that the Stockholders constitute a group (as contemplated by Exchange Act Rule 13d-5(b)), (y) for the avoidance of doubt, the Investor shall not be deemed to Beneficially Own the Warrant Shares prior to any exercise of the Investor Warrant by the Initial Holder, and (z) for the avoidance of doubt, the DFR Holdings Holders shall be deemed to Beneficially Own the Conversion Shares and neither the Investor nor the CIFC Holders shall be deemed to Beneficially Own the Conversion Shares. The term “Beneficially Own” shall have a correlative meaning.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time, and any other applicable Federal banking law, regulation or policy.

“Board” means, as of any date, the Board of Directors of the Company in office on that date.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks located in New York, New York are authorized or obligated by Law to close.

“CIFC Holders” means, collectively, CIFC Parent and any Person that is both a Stockholder and an Affiliate of CIFC Parent and any successors thereto.

“CIFC Parent” means CIFC Parent Holdings LLC, a Delaware limited liability company.

“Closing” has the meaning assigned in the recitals.

“Common Stock” has the meaning assigned to such term in the recitals.

“Company” has the meaning assigned to such term in the preamble.

“Confidential Information” has the meaning assigned to such term in Section 3.4(a).

“Confidentiality Affiliates” has the meaning assigned to such term in Section 3.4(a).

“Consents” means all consents, notices, authorizations, novations, Orders, waivers, approvals, licenses, accreditations, certificates, declarations, filings or expiration of waiting periods, non-objection or confirmation by a rating agency that an action or event will not result in the reduction or withdrawal of a rating.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation (for the avoidance of doubt, including any certificates of designation with respect to capital stock of such Person), corporate charter or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.

“Contract” means any written or oral contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, conditional sale contract, guarantee commitment or other arrangement, understanding, undertaking or obligation.

“Conversion Shares” means the shares of Common Stock into which the Convertible Notes can be converted.

“Convertible Notes” means those certain Senior Subordinated Convertible Notes Beneficially Owned by DFR Holdings in the original principal amount of $25,000,000 and due December 9, 2017, which are convertible into shares of Common Stock.

“Corporate Governance Guidelines” means the Corporate Governance Guidelines of the Company, as amended and restated as of September 15, 2011.

“Cure Period” has the meaning assigned to such term in Section 3.3(a)(v).

“Cure Purchase” has the meaning assigned to such term in Section 3.3(a)(v).

“Denominator Shares” has the meaning assigned to such term in Section 3.3(a)(iv).

“DFR Holdings” means DFR Holdings LLC, a Delaware limited liability company.

“DFR Holdings Holders” means, collectively, DFR Holdings and any Person that is both a Stockholder and an Affiliate of DFR Holdings and any successors thereto.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dilution Notice” has the meaning assigned to such term in Section 3.3(a)(v).

“Director” means any member of the Board.

“Dispute” has the meaning assigned to such term in Section 5.2(a).

“Equity Interest” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security (and any option, warrant, right or security, including debt securities, convertible, exchangeable or exercisable thereto or therefor) in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“Escalation Notice” has the meaning assigned to such term in Section 5.2(b).

“Excess Shares” has the meaning assigned to such term in Section 4.2.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“GECC” has the meaning assigned to such term in the recitals.

“GECDA” has the meaning assigned to such term in the recitals.

“Governmental Approvals” means all Consents of a Governmental Authority required in connection with the transactions contemplated hereby.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislative, regulatory or administrative agency, commission or authority, and any court, tribunal or arbitrator(s) of competent jurisdiction, including Self-Regulatory Organizations.

“Independent Director” has the meaning assigned to such term in the Major Stockholders Agreement.

“Investor” has the meaning assigned to such term in the preamble.

“Investor Holder” means the Investor and any Person that is both a Stockholder and either GECC or an Affiliate of GECC.

“Investor Shares” means, as of the applicable measurement date, the sum of the shares of Common Stock and Other Capital Stock Beneficially Owned by the Investor Holders and any shares of Common Stock or other securities issued in respect thereof or into which such shares of Common Stock or other securities shall be converted in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations after the date of this Agreement.

“Investor Warrant” has the meaning assigned to such term in the recitals.

“Law” means any statute, code, Order, law, ordinance, rule, regulation or other requirement of any Governmental Authority (including, for the sake of clarity, common law).

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law or otherwise.

“Major Stockholder” means the DFR Holdings Holders and the CIFC Holders (each a “Major Stockholder” and together, the “Major Stockholders”).

“Major Stockholders Agreement” means that certain Second Amended and Restated Stockholders Agreement by and among the Company, DFR Holdings and CIFC Parent, dated as of September 24, 2012, as amended, supplemented or otherwise modified from time to time.

“NASDAQ” means the NASDAQ Stock Market LLC.

“New Shares” means any Equity Interests of the Company or any of its Subsidiaries, whether authorized or not by the Board or any committee of the Board, and rights, options, or warrants to purchase any Equity Interest, and securities of any type whatsoever that are, or may become, convertible into any Equity Interest; provided, however, that the term “New Shares” shall not include: (i) securities issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board or the Board’s compensation committee; (ii) securities issued as consideration in the acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, reorganization or otherwise; (iii) securities issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with Section 4.1 with respect to the initial sale or grant by the Company of such rights or agreements or (y) such rights or agreements existed prior to the Closing (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the Closing with the effect of increasing the percentage of the Company’s fully-diluted securities underlying such rights agreement shall not be included in this clause (iii)); (iv) securities issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company; (v) Conversion Shares issued upon conversion of any portion of the then outstanding Convertible Notes; (vi) warrants issued to the lender in a bona fide debt financing; (vii) securities registered under the Securities Act that are issued in an underwritten public offering; (viii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Shares pursuant to clauses (i) through (vii) above; (ix) any issuance by a Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company; or (x) Warrant Shares issued upon exercise of any portion of the Investor Warrant.

“New Shares Notice” has the meaning assigned to such term in Section 4.1(b).

“New York Court” has the meaning assigned to such term in Section 5.6.

“Nominating Committee” has the meaning assigned to such term in the Major Stockholders Agreement.

“Notices” has the meaning assigned to such term in Section 5.4.

“Numerator Shares” has the meaning assigned to such term in Section 3.3(a)(iv).

“Observer” has the meaning assigned to such term in Section 3.3(b).

“Order” means any judgment, order, injunction, stipulation, decree, writ, doctrine, ruling, assessment or arbitration award or similar order of any Governmental Authority.

“Other Capital Stock” means shares of any class of capital stock of the Company (other than the Common Stock) that are entitled to vote in the election of Directors.

“Party” and “Parties” have the meaning assigned to such term in the preamble.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Preemptive Right” has the meaning assigned to such term in Section 4.1(a).

“Preferred Stock” has the meaning assigned to such term in the Investor Warrant.

“Pro Rata Portion” has the meaning assigned to such term in Section 4.1(a).

“Purchase Agreement” has the meaning assigned to such term in the recitals.

“Registration Rights Agreement” has the meaning assigned to such term in the recitals.

“Reporting Obligations” has the meaning assigned to such term in Section 3.2(b).

“Representatives” of a Person means the directors, trustees, officers, managers, employees and agents of such Person.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor entity thereto.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means each national securities exchange in the United States of America or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Party or any of their respective Subsidiaries is otherwise subject.

“Shares” means, collectively (but without duplication), (a) shares of Common Stock, (b) shares of Preferred Stock, or (c) shares of other classes or series of capital stock of the Issuer that may exist from time to time.

“Subsidiary” means, with respect to any Person, a corporation or other Person of which more than fifty percent (50%) of the voting power of the outstanding voting Equity Interests or more than fifty percent (50%) of the outstanding economic Equity Interest is held, directly or indirectly, by such Person.

“Stockholders” means the holders of Shares from time to time and “Stockholder” means any one of them.

“Tag-Along Notice Period” has the meaning assigned to such term in Section 4.3(c).

“Tag-Along Offer” has the meaning assigned to such term in Section 4.3(a).

“Tag-Along Percentage” means with respect to any Tag Transfer the fraction, expressed as a percentage, determined as of immediately prior to such Tag Transfer by dividing (a) the number of Shares held by the Investor Holders plus the number of Warrant Shares issuable to the Investor Holders at such time upon the exercise of the Warrant, by (b) the sum of (i) the Shares held by the DFR Holdings Holders plus the Conversion Shares issuable to the DRF Holdings Holders, if a DFR Holdings Holder is a Tag-Along Seller, (ii) the Shares held by the CIFC Holders, if a CIFC Holder is a Tag-Along Seller and (iii) the Shares held by the Investor Holders plus the number of Warrant Shares issuable at such time upon the exercise of the Warrant.

“Tag-Along Right” has the meaning assigned to such term in Section 4.3(c).

“Tag-Along Seller” has the meaning assigned to such term in Section 4.3(a).

“Tag Exercise Notice” has the meaning assigned to such term in Section 4.3(c).

“Tag Shares” has the meaning assigned to such term in Section 4.3(c).

“Tag Transfer” has the meaning assigned to such term in Section 4.3(a).

“Tag Transfer Notice” has the meaning assigned to such term in Section 4.3(a).

“Tagging Investors” has the meaning assigned to such term in Section 4.3(c).

“Third Party” means any Person other than the Company, its Subsidiaries, the Investor and each of such Person’s respective members, directors, officers and Affiliates.

“Third Party Consents” means all required consents from, waivers by, or notices to, any Person (other than a Governmental Authority) to any Contract to which any of the Parties hereto is a party or by which any of their respective assets or properties are bound.

“Total Shares” has the meaning assigned to such term in Section 4.1(a).

“Total Investor Shares” has the meaning assigned to such term in Section 4.1(a).

“Threshold Percentage” has the meaning assigned to such term in Section 3.3(a)(iv).

“Trading Day” means any day on which the Common Stock is traded on NASDAQ, or, if NASDAQ is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Transfer” means the transfer of ownership by sale, exchange, assignment, pledge, encumbrance, lien, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including conveyances by operation of Law or legal process (and hereby expressly includes, with respect to an Investor Holder, any voluntary or involuntary appointment of a receiver, trustee, liquidator, custodian or other similar official for such Investor Holder or all or any part of such Investor Holder’s property under any bankruptcy Law). For the avoidance of doubt, the Parties hereto acknowledge and agree that any Transfer of the Equity Interests of the Investor, either Major Stockholder or any of their respective Affiliates that controls such Person will be deemed a Transfer of the Shares held by such Person under this Agreement if, following such Transfer such Person is no longer controlled, directly or indirectly, by other Person or Persons that control, directly or indirectly, such Person on the date hereof or by an Affiliate or Affiliates thereof.

“Voting Restriction” has the meaning assigned to such term in Section 4.2.

“Voting Shares” means any outstanding Shares, including the Common Stock, that, as of the applicable determination date, are entitled to vote on matters submitted to a vote at a meeting of Stockholders.

“Warrant Shares” has the meaning assigned to such term in the recitals.

Section 1.3 Construction. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to one gender include all genders; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the phrase “without limitation;” (iv) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) when a reference is made in this Agreement to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section, Schedule, Exhibit or Annex of this Agreement unless otherwise indicated; (vi) all references in this Agreement to “$” are intended to refer to U.S. dollars; (vii) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; and (viii) any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, as in effect from time to time. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.4 Disclaimer of “Group” Status. The Investor hereby expressly disclaims Beneficial Ownership of any Equity Interests in the Company held by any Major Stockholder. This Agreement shall not constitute a written or oral agreement by the Investor or any Affiliate of the Investor to act together with any Major Stockholder for the purpose of acquiring, holding, voting or disposing of any Equity Interests in the Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Investor as of the date hereof that:

(a) The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware with all requisite power and authority required to conduct its business as presently conducted.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite corporate action of the Company. No other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement.

(c) This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by the Investor, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity, regardless of whether enforcement is sought in equity or at Law.

(d) The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement: (i) does not violate any provision of the Constituent Documents of the Company; and (ii)(A) does not conflict with or violate any Law applicable to the Company or any part of the properties or assets of the Company, (B) except as set forth on Schedule 2.1(d), does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Company is a party or by which any of its properties or assets is bound, including the Majority Stockholders Agreement, (C) does not result in the creation or imposition of any Lien on any part of the properties or assets of the Company, (D) does not violate any Order binding on the Company or any part of its properties or assets, and (E) does not otherwise require any Governmental Approvals or any Third Party Consents.

Section 2.2 Representations and Warranties of the Investor. The Investor represents and warrants to the Company that as of the date hereof:

(a) The Investor is duly formed, validly existing and in good standing under the Laws of Delaware with all requisite power and authority required to conduct its business as presently conducted.

(b) The Investor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Investor of this Agreement and the performance by the Investor of its obligations hereunder have been duly authorized by all requisite corporate action of the Investor. No other action on the part of the Investor or its stockholders is necessary to authorize the execution, delivery and performance by the Investor of this Agreement.

(c) This Agreement has been duly executed and delivered by the Investor and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity regardless of whether enforcement is sought in equity or at Law.

(d) The execution and delivery of this Agreement by the Investor and the performance by the Investor of its obligations under this Agreement: (i) does not violate any provision of the Constituent Documents of the Investor; and (ii)(A) does not conflict with or violate any Law applicable to the Investor or any part of the properties or assets of the Investor, (B) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Investor is a party or by which any of its properties or assets is bound, (C) does not result in the creation or imposition of any Lien on any part of the properties or assets of the Investor, (D) does not violate any Order binding on the Investor or any part of its properties or assets, and (E) does not otherwise require any Governmental Approvals or, assuming the accuracy of the representations and warranties of the Company under Section 2.1, any Third Party Consents.

ARTICLE III
COVENANTS

Section 3.1 Reserved Matters. The Company shall not, and shall cause each Subsidiary of the Company not to, engage in any of the following matters without the prior written consent and approval of the Investor:

(a) Alter, change, amend or repeal the Constituent Documents of the Company (including any amendment effected by operation of law) that would contravene the protections of Section 242(b)(2) of the DGCL or that would require a class vote of the Preferred Stock under Section 242(b)(2) of the DGCL if any shares of Preferred Stock were outstanding; provided, however, that if shares of Preferred Stock are outstanding and all such shares are held by Investor Holders, this Section 3.1(a) shall not be applicable to any amendment of the certificate of incorporation of the Company (including an amendment effected by operation of law) as to which the holders of the Preferred Stock would have a class vote;

(b) Take or consent to any action that would cause any Investor and/or any Person whose Equity Interests in the Company must be aggregated with those of an Investor for purposes of the BHC Act, individually or collectively, to Beneficially Own more than 9.99% of any class of Voting Shares (other than an action by an Investor Holder or any such Person), including through buy-backs of Shares, reverse stock splits, or issuances of Shares; provided, however, that for purposes of this Section 3.1(b) Beneficial Ownership by the Investor shall be calculated without regard to Voting Shares acquired by the Investor after the Initial Closing (as defined in the Purchase Agreement) (other than Voting Shares acquired pursuant to a Cure Purchase (for the avoidance of doubt, only the number of shares required to offset the dilution in the related Dilution Notice shall not be deemed to be Beneficially Owned for this purpose));

(c) Purchase or redeem any shares of Common Stock other than (i) a purchase or redemption to which Section 4.3 applies, (ii) a purchase or redemption in which a pro rata portion of the Preferred Stock are purchased or redeemed on the same terms and conditions as applicable to the other shares of Common Stock being so purchased or redeemed or (iii) a purchase or redemption (or series of related purchases or redemptions) in which less than twenty-five percent (25%) of the outstanding shares of Common Stock (determined as of immediately prior to such purchase or redemption) is so purchased or redeemed.

Section 3.2 Notices and Access to Information; Cooperation.

(a) The Company shall provide the Investor (i) with prompt written notice of any amendment of the Major Stockholders Agreement and (ii) with a copy of any written notice of breach or default under the Major Stockholders Agreement promptly after the Company has delivered or received such notice.

(b) To the extent required for the fulfillment of SEC reporting obligations or Federal Reserve Bank reporting obligations applicable to the Investor or any Affiliate of the Investor (the “Reporting Obligations”), upon reasonable prior notice, except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations, the Company shall, and shall cause each of the Subsidiaries of the Company to, (A) afford the Investor or the applicable Affiliate of the Investor reasonable access, during normal business hours, to the properties, books and records of the Company and each Subsidiary of the Company applicable to the Reporting Obligations, (B) furnish to the Investor or the applicable Affiliate of the Investor such additional financial and other information regarding the Company and its Subsidiaries as the Investor or the applicable Affiliate of the Investor may reasonably request in respect of the Reporting Obligations, and (C) make reasonably available to the Investor or the applicable Affiliate of the Investor those employees of the Company and its Subsidiaries whose assistance, expertise, and recollections may be necessary to assist the Investor or the applicable Affiliate of the Investor in connection with its inquiries to comply with the Reporting Obligations; provided, that such investigation shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries and the Investor shall be responsible for its own and any out-of-pocket expenses in connection with the access described herein; provided, further, that the auditors and accountants of the Company or its Subsidiaries shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; provided, further, that any information obtained by the Investor or any Affiliate of the Investor pursuant to this Section 3.2(b) shall be used solely to comply with its Reporting Obligations and shall be subject to the obligation to keep such information confidential in accordance with Section 3.4.

Section 3.3 Board of Directors.

(a) Designation of Director.

(i) The Investor Holders, collectively, shall be entitled to designate one Director to the Board upon the terms and subject to the conditions of this Section 3.3(a) and the second sentence of Section 3.3(b).

(ii) Except as provided in Section 3.3(a)(iv) and (a)(v) or as required by applicable Law, no Director designated pursuant to this Section 3.3(a) may be removed from office (whether or not for cause) unless such removal is directed or approved by the Investor Holders.

(iii) Upon the death, disability, retirement, resignation or other removal by the Investor Holders of the Director designated by the Investor Holders, the Board shall appoint as a Director to fill the vacancy so created with an individual designated by the Investor Holders.

(iv) If the Investor Shares held by the Investor Holders (including, for the avoidance of doubt, any issued Warrant Shares held by the Initial Holder) (the “Numerator Shares”) represents less than 4% (as adjusted pursuant to the last sentence of this Section 3.3(a)(iv), the “Threshold Percentage”) of the sum of (x) Voting Shares (including, for the avoidance of doubt, Investor Shares and issued Warrant Shares) and (y) the Conversion Shares issuable to any DFR Holdings Holder upon the conversion of the aggregate amount of Convertible Notes then outstanding (the “Denominator Shares”), in each case, calculated as of the close of business on the last Trading Day of the month immediately prior to the date on which the Nominating Committee designates the Independent Director nominees for election at the relevant stockholder meeting, the Investor Holders shall not be entitled to designate a Director. To the extent that the Investor Holders cease to have the right to designate a Director, if requested by a majority of the Directors then serving on the Board (other than the Director designated by the Investor Holders), the Investor Holders shall promptly take all necessary action to procure the resignation of their designated Director; provided, that the Investor Holders shall not be required to cause their designated Director to resign in accordance with this Section 3.3(a)(iv) as a result of a dilution of the Investor Shares (other than dilution resulting from the issuance of New Shares) unless and until the Company complies with procedures in Section 3.3(a)(v) below. If the Initial Holder exercises all or any portion of the Warrant from time to time, the Threshold Percentage shall automatically increase to an amount equal to (A) 4%, plus (B) the aggregate number of Warrant Shares issued upon the exercise of the Investor Warrant by the Initial Holder, divided by (C) the total number of Warrant Shares issuable under the Investor Warrant as of the date hereof; provided, that for the avoidance of doubt, the Threshold Percentage shall not exceed 5%.

(v) Notwithstanding anything in Section 3.3(a)(iv) to the contrary, if the Numerator Shares represent a percentage of the Denominator Shares that is less than the Threshold Percentage as a result of dilution of the Investor Shares, other than dilution resulting from the issuance of New Shares, the Company shall deliver a written notice to the Investor Holders of such dilution event (the “Dilution Notice”). If (A) within twenty (20) days following receipt of the Dilution Notice, the Investor Holders give the Company a written notice of their intention to acquire, directly or indirectly, an amount of Voting Shares or other Shares, such that immediately following such acquisition the Numerator Shares represent a percentage of Denominator Shares equal to the Threshold Percentage of the Denominator Shares (a “Cure Purchase”) within ninety (90) days of the Company’s receipt of the Dilution Notice (the “Cure Period”) and (B) the Cure Purchase is consummated during the Cure Period, then the Investor Holders shall not be required to cause their designated Director to resign in accordance with Section 3.3(a)(iv).

(vi) The Company shall cause each individual designated in accordance with Section 3.3(a)(i) to be included in the Board’s “slate” of nominees for the applicable meeting of stockholders and shall use commercially reasonable best efforts to solicit from its Stockholders eligible to vote for the election of Directors proxies (A) in favor of the election of such individuals and (B) against removal of each such individual (to the extent such individual is serving as a Director). In the event that, notwithstanding the foregoing, such individual is not elected to, or is removed from (other than by the Investor Holders) the Board, the Company shall create a vacancy on the Board and appoint such individual to fill such vacancy.

(vii) Until the first annual meeting of Stockholders of the Company for the election of Directors held after the first anniversary of this Agreement, the Director designated by the Investor Holders shall receive no compensation or benefits, other than reimbursement for travel, lodging and related expenses incurred in connection with meetings of the Board or any committee thereof, or otherwise in service as a Director or member of the boards of directors of the Company or any of its Subsidiaries in accordance with the Company’s policies applicable to the other outside directors. Thereafter, the compensation and benefits of such Director shall be determined with the approval of a majority of the Board and a majority of Independent Directors.

(viii) Notwithstanding anything to the contrary in Section 3.3(a)(vii), the Company shall to the maximum extent permitted under applicable Law, indemnify and provide for the advancement of expenses to the Director designated by the Investor Holders, from and against any and all losses which may be imposed on, incurred by, or asserted against such Director in any way relating to or arising out of, or alleged to relate to or arise out of, the Director’s service in that capacity pursuant to the Company’s Constituent Documents and an indemnification agreement in the form heretofore provided to the Investor.

(ix) The Director designated by the Investor Holders shall be covered by the directors’ and officers’ liability insurance and fiduciary liability insurance carried by the Company.

(x) No Investor Holder, nor any Affiliate of any Investor Holder, shall have any liability as a result of designating an individual for election as a Director for any act or omission by such designated individual in his or her capacity as a Director of the Company, nor shall any Investor Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

(xi) Any Person designated as a Director pursuant to Section 3.3(a)(i) by the Investor Holders shall be subject to satisfaction of the requirements of applicable Law and corporate governance policies adopted by the Board.

(xii) The Investor Holders may waive their right to designate a Director under this Section 3.3 at any time by delivering written notice of such waiver to the Company in accordance with Section 5.4; provided, however, that the Investor Holders shall not be entitled to rescind any such waiver once delivered. If the Investor Holders otherwise lose their right to designate a Director pursuant to Section 3.3(a)(iv) and (a)(v), the Investor Holders shall not be entitled to regain their right to designate such Director, even if the Numerator Shares represent a percentage of the Denominator Shares that is equal to or greater than the Threshold Percentage.

(b) If at any time there is no Director on the Board that is designated by the Investor Holders and at such time the Total Investor Shares held by the Investor Holders represent greater than or equal to 5% of the Total Shares, the Investor Holders shall be entitled to designate one observer (the “Observer”) to attend (but not vote at) all meetings of the Board and each committee of the Board (including meetings held by means of conference telephone or other similar means). Following the designation of such Observer, the Investor Holders’ right to designate a Director under Section 3.3(a) shall be automatically suspended until such time as the Observer resigns or is removed by the Investor Holders. The Company shall deliver, or cause to be delivered, to the Observer copies of all notices, agendas, minutes, written consents and other materials that it provides to the Board at the same time and in the same manner provided to the Board. Notwithstanding anything herein to the contrary, the Board or such committee may exclude the Observer from access to any materials or meeting or portion thereof if (i) the Board or such committee (as applicable) determines in good faith to so exclude the Observer, including if the Board or such committee (as applicable) determines in good faith that, (A) such exclusion is required under applicable Law or (B) upon advice of counsel, such exclusion is reasonably necessary to preserve the attorney-client privilege or (ii) the Observer has not entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company. If at any time the Investor Holders have exercised their rights under this Section 3.3(b) to designate the Observer, and thereafter the Investors Holders subsequently no longer have the right to designate the Observer, the Investor Holders shall take all necessary action to remove the Observer from the Board.

Section 3.4 Confidentiality.

(a) Each Investor Holder agrees that it shall (and shall cause any of its Affiliates and its and their officers, directors, employees, partners and agents (collectively, the “Confidentiality Affiliates”) in possession of Confidential Information to) (i) hold confidential and not disclose (other than by an Investor Holder to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior written consent of the Company, all confidential or proprietary written, recorded or oral information or data provided or developed by, or concerning, the Company or another Stockholder in connection herewith or with the business of the Company and its Affiliates, including any information obtained by such Investor Holder pursuant to Section 3.2 or Section 3.3 or any information obtained from any Observer or Director designated by the Investor Holders obtained by any such Person in his or her capacity as such, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which the Company reasonably communicated, or the receiving Stockholder should reasonably have understood, that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder and monitoring its investment in the Company.

(b) The obligations contained in this Section 3.4 shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) is, or becomes through no breach of the Investor Holders obligations hereunder, generally known to the public, (ii) becomes known to the Investor Holders or their Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the Company, (iii) is independently developed by the Investor Holders or their Confidentiality Affiliates, or (iv) is required, as determined based on the advice of its legal counsel, to be disclosed by applicable Law, in which case only that portion of the Confidential Information legally required to be so disclosed, based on the advice of counsel, shall be disclosed and the Investor Holders shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such disclosed Confidential Information; provided, that prior to any disclosure pursuant to clause (iv) of this Section 3.4(b), the Investor Holders shall provide the Company with prompt notice of such disclosure, and a description of the Confidential Information to be disclosed and the terms and circumstances surrounding the requirement to disclose such Confidential Information, to enable the Company to seek an appropriate protective order or other appropriate remedy, or, if agreed to by the Investor and the Company, waive compliance with the terms of this Section 3.4; provided, further, that the Investor Holders shall cooperate and assist the Company in seeking a protective order or other appropriate remedy and the Company shall reimburse the Investor Holders for all reasonable out-of-pocket expenses incurred by the Investor Holders in providing such cooperation and assistance; provided, however, that no consent of, or notice to, the Company shall be required for the Investor Holders to disclose the fact that such Persons are Stockholders and such Persons’ ownership percentage in the Company, in each case to comply with the Reporting Obligations.

Section 3.5 Purchase of Voting Shares. The Investor Holders shall not take or consent to any action that would cause any Investor and/or any Person whose Equity Interests in the Company must be aggregated with those of an Investor for purposes of the BHC Act, individually or collectively, to Beneficially Own more than 9.99% of any class of the Company’s Voting Shares.

ARTICLE IV
PREEMPTIVE RIGHTS AND TRANSFER PROVISIONS

Section 4.1 Preemptive Rights.

(a) For so long as the Investor Holders collectively hold Numerator Shares and Warrant Shares issuable to the Initial Holder upon exercise of the Warrant (together, the “Total Investor Shares”) representing at least five percent (5%) of the Denominator Shares and the Warrant Shares issuable to the Initial Holder upon exercise of the Warrant (together, the “Total Shares”), each Investor Holder shall have the right to purchase, in accordance with the procedures set forth herein, its pro rata portion, calculated based on the number of Total Investor Shares as a percentage of the Total Shares prior to issuance of the New Shares (the Investor Holders’ “Pro Rata Portion”) of any New Shares that the Company may, from time to time, propose to sell and issue (hereinafter referred to as the “Preemptive Right”).

(b) In the event that the Company proposes to issue and sell New Shares, the Company shall notify each Investor Holder in writing with respect to the proposed New Shares to be issued (the “New Shares Notice”). Each New Shares Notice shall set forth: (i) the number of New Shares proposed to be issued by the Company and the purchase price therefor; (ii) the Investor Holders’ Pro Rata Portion of such New Shares; and (iii) any other material term (including, if known, the expected date of consummation of the purchase and sale of the New Shares). Failure to deliver the New Shares Notice pursuant to the foregoing shall not affect the legality or validity of the Preemptive Right.

(c) Each Investor Holder shall be entitled to exercise its right to purchase New Shares by delivering an irrevocable written notice to the Company within fifteen (15) days from the date of receipt of any such New Shares Notice specifying the number of New Shares to be subscribed, which in any event can be no greater than the Investor Holders’ Pro Rata Portion of such New Shares at the price and on the terms and conditions specified in the New Shares Notice.

(d) If an Investor Holder does not elect within the applicable notice period described above to exercise its Preemptive Rights with respect to any of the New Shares proposed to be sold by the Company, the Company shall have ninety (90) days after expiration of such notice period to sell such unsubscribed New Shares proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those set forth in the New Shares Notice. If the Company does not consummate the sale of the unsubscribed New Shares in accordance with the terms of the New Shares Notice within such ninety (90)-day period, then the Company may not issue or sell such New Shares unless it sends a new New Shares Notice and once again complies with the provisions of this Section 4.1 with respect to such New Shares.

(e) Each Investor Holder shall take up and pay for any New Shares that such Investor Holder has elected to purchase pursuant to the Preemptive Right upon closing of the issuance of the New Shares, and shall have no right to acquire such New Shares if the issuance thereof shall not be consummated.

Section 4.2 Voting Rights Notwithstanding any other provision contained herein, if at any time the Investor Shares represent more than 4.99% of any class of Voting Shares (including as a result of any Investor Holder’s exercise of the Preemptive Right or a Cure Purchase hereunder), the Investor and its Affiliates collectively shall be deemed to have voting rights in respect of only 4.99% of such class of Voting Shares, such voting rights in excess of said 4.99% shall be relinquished and Shares corresponding to such excess (the “Excess Shares”) shall be deemed to be non-voting Shares of the same class, which Shares shall be identical in all respects, excepting voting rights, to other Shares in such class. The voting restriction set forth in the first sentence of this Section 4.2 (the “Voting Restriction”) shall continue to apply following any Transfer of such Excess Shares; provided, that the Voting Restriction shall not continue to apply:

(a) to any transferee of the Excess Shares that is not a Person whose Equity Interests in the Company must be aggregated with those of the Investor for purposes of the BHC Act; or

(b) to the Investor and its Affiliates, at such time as the number of Voting Shares (including Excess Shares that would be Voting Shares but for the Voting Restriction) Beneficially Owned, or otherwise held or controlled (in each case, directly or indirectly) by the Investor and its Affiliates is equal to or less than 4.99% of the applicable class of Voting Shares.

Section 4.3 Tag-Along Rights.

(a) Subject to Section 4.4, if at any time either or both Major Stockholder(s) (each, a “Tag-Along Seller”) proposes to enter into a Transfer of its Shares (including a Transfer to the Company) (a “Tag Transfer”), the Tag-Along Seller(s) shall first, by written notice to the Company (and the Company shall promptly provide the Investor Holders with a copy of such notice (the “Tag Transfer Notice”)), offer the Investor Holders the opportunity to participate in such Tag Transfer (the “Tag-Along Offer”) in accordance with this Section 4.3; provided, however, that this Section 4.3 shall not apply, and a Transfer shall not be deemed to be a “Tag Transfer”:

(i) if the Tag-Along Seller is a DFR Holdings Holder and the Shares to be Transferred in the Tag Transfer, together with all Shares Transferred by the DFR Holdings Holders from the Closing through the date of the Tag Transfer, represent, in the aggregate, less than ten percent (10%) of the sum of the (A) Shares held by the DFR Holdings Holders and (B) the Conversion Shares issuable to any DFR Holdings Holder upon the conversion of the aggregate amount of Convertible Notes then outstanding, in each of clauses (A) and (B), as of the Closing;

(ii) if the Tag-Along Seller is a CIFC Holder and the Shares to be Transferred in the Tag Transfer, together with all Shares Transferred by the CIFC Holders from the Closing through the date of the Tag Transfer, represent, in the aggregate, less than ten percent (10%) of the Shares held by the CIFC Holders as of the Closing;

(iii) any Transfer to an Affiliate of the Tag-Along Seller; or

(iv) to any Transfer pursuant to a registered public offering in accordance with the Registration Rights Agreement (which shall also not be included for purposes of determining whether the thresholds set forth in clauses (i) and (ii) of this Section 4.3(a) have been reached).

(b) The Tag Transfer Notice shall identify: (i) the class and number of Shares proposed to be sold by the Tag-Along Seller(s); (ii) an estimate of the Tag-Along Percentage; (iii) the consideration for which the Tag Transfer is proposed to be made, (iv) the name of each proposed transferee, (v) the proposed Tag Transfer date and (vi) all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any.

(c) From the date of their receipt of the Tag Transfer Notice, the Investor Holders shall have the right (the “Tag-Along Right”) exercisable by written notice (“Tag Exercise Notice”) given to the Tag-Along Seller(s) within ten (10) days after receipt of the Tag Transfer Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller(s) include in the Tag Transfer a number of Investor Shares and/or issued Warrant Shares (such number of Investor Shares and/or issued Warrant Shares shall not in any event exceed the Tag-Along Percentage of the total number of the Shares to be Transferred in such Tag Transfer) (the “Tag Shares”); provided, however, that if Warrant Shares are included in the Tag Shares, the Investor Holders shall be required to exercise all or the applicable portion of the Warrant prior to or in connection with such Tag Transfer. The Tag Exercise Notice shall include wire transfer instructions for payment of the purchase price for the Tag Shares. If the Investor Holders exercise their Tag-Along Right hereunder, they shall, upon request, deliver to the Tag-Along Seller(s), with the Tag Exercise Notice, the certificate(s) representing the Tag Shares, together with a limited power-of-attorney authorizing the Tag-Along Seller(s) to Transfer the Tag Shares on the terms set forth in the Tag Transfer Notice. The Investor Holders’ delivery of the Tag Exercise Notice with such certificate(s) and the limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Investor Holders (the “Tagging Investors”). Subject to Section 4.4(b), in order to participate in a Tag Transfer hereunder, the Tagging Investors must agree to enter into and execute substantially identical agreements and documents as entered into and executed by the Tag-Along Seller(s) in connection with the Tag Transfer.

(d) The number of Shares to be Transferred by the Tag-Along Seller(s) in the Tag Transfer shall be reduced by the number of Tag Shares to be Transferred in such Tag Transfer by the Investor Holders.

(e) If, at the end of a 120-day period after the date of receipt of the Tag Transfer Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days after the date of receipt of the Tag Transfer Notice), the Tag Transfer has not been completed by the Tag-Along Seller(s) on substantially the same terms and conditions set forth in the Tag Transfer Notice (but as to price, the terms shall be exactly the same), the applicable Tag-Along Seller shall (i) promptly return to the Tagging Investors the limited power-of-attorney (and all copies thereof) together with all certificates representing the Tag Shares that such Tagging Investors delivered for Transfer pursuant to this Section 4.3 and any other documents in the possession of such Tag-Along Seller executed by the Tagging Investors in connection with the proposed Tag Transfer, and (ii) not proceed with the contemplated Tag Transfer without again complying with this Section 4.3.

(f) Concurrently with the consummation of the Tag Transfer, the Tag-Along Seller(s) shall (i) notify the Tagging Investors thereof, (ii) remit or cause to be remitted to the Tagging Investors the total consideration to be paid at the closing of the Tag Transfer for the Tag Shares Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the Tag Exercise Notice, and (iii) promptly after consummation of such Tag Transfer, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Investors.

(g) If, at the termination of the Tag-Along Notice Period, any Investor Holder has not elected to participate in the Tag Transfer, such Investor Holder shall be deemed to have waived its rights under this Section 4.3 with respect to, and only with respect to, the Transfer of its Investor Shares or Warrant Shares in connection with the Tag Transfer described in the Tag Transfer Notice delivered at the beginning of such Tag-Along Notice Period.

(h) Notwithstanding anything contained in this Section 4.3 there shall be no liability on the part of the Tag-Along Seller to the Tagging Investors (other than the obligation to return any certificates evidencing Tag Shares and limited powers-of-attorney received by the Tag-Along Seller) if a Tag Transfer under this Section 4.3 is not consummated for whatever reason. The decision to effect a Tag Transfer pursuant to this Section 4.3 by a Tag-Along Seller is in the sole and absolute discretion of such Tag-Along Seller.

Section 4.4 Additional Provisions Related to Tag Transfers. Notwithstanding anything contained in Section 4.3 to the contrary, in connection with a Tag Transfer under Section 4.3:

(a) Upon the consummation of such Tag Transfer, all Investor Holders participating therein will receive the same form and amount of consideration per share as the Major Stockholders participating therein, or, if any Major Stockholder is given an option as to the form and amount of consideration to be received, the Investor Holders participating therein will be given the same option; provided, that to the extent the Investor Holders Transfer unissued Warrant Shares in such Tag Transfer, the consideration payable to such Investor Holders shall be reduced by the aggregate Exercise Price of such Warrant Shares.

(b) Each Investor Holder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer, (ii) benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Tag-Along Seller, (iii) be required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations; provided, that no Investor Holder shall be obligated (A) to indemnify, other than severally indemnify, any Person in connection with such Tag Transfer, (B) to incur liability to any Person in connection with such Tag Transfer, including, without limitation, under any indemnity, in excess of the lesser of (1) its pro rata share of such liability and (2) the proceeds realized by such Investment Holder in such sale (provided, that the case of this clause (B) of Section 4.4(b)(iii), no such limitation shall apply to any breach of any representations or warranties made by, or breach of any obligation of, such Investment Holder), or (C) in its capacity as a Stockholder, to agree to any non-competition or non-solicitation restrictions which are more restrictive on such Investor Holder than those restrictions agreed to by such Investor Holder in this Agreement or the Purchase Agreement, and (iv) cooperate in obtaining all Governmental Approvals and Third-Party Consents reasonably necessary or desirable to consummate such Tag Transfer.

(c) In the event the consideration to be paid in exchange for Shares in a Tag Transfer includes any securities, and the receipt thereof by an Investor Holder would require under applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Tag Transfer or (ii) the provision to any Tag-Along Seller of any specified information regarding such securities or the issuer thereof that is not otherwise required to be provided for the Tag Transfer, then such Investor Holder shall not have the right to sell Investor Shares and/or Warrant Shares in such proposed Tag Transfer. In such event, the Tag-Along Seller shall have the right, but not the obligation, to cause to be paid to such Investor Holder in lieu thereof, against surrender of the Investor Shares and/or Warrant Shares that would have otherwise been Transferred by such Investor Holder to the prospective purchaser in the proposed Tag Transfer, an amount in cash equal to the fair market value (as determined in the reasonable determination of the Board) of such Investor Shares and/or Warrant Shares as of the date such securities would have been issued in exchange for such Investor Shares and/or Warrant Shares.

(d) Each Tagging Investor shall bear an amount of the reasonable costs and expenses incurred by the Tag-Along Seller or the Company in connection with any proposed Tag Transfer (whether or not consummated), including reasonable and documented attorneys’ fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, pro rata in proportion to the amount transferred or proposed to be transferred by such Tagging Investor as compared to the aggregate amount transferred or proposed to be transferred by the Tag-Along Seller and all Tagging Investors; provided, that, in connection with any Tag Transfer, each Tagging Investor shall bear in its entirety any attorneys’ fees and charges, accounting fees and charges and any other advisor fees, charges or commissions incurred by such Tagging Investor in connection with such Tag Transfer.

Section 4.5 Transfer of Investor Shares.

(a) Any Investor Holder may Transfer to one or more Persons at any time, without the consent of the Company or any other Stockholder, all or any portion of the Shares held by such Investor Holder.

(b) Notwithstanding anything to the contrary herein, the rights and obligations of the Investor Holders hereunder are personal to such Investor Holders and shall not be assigned, by operation of law or otherwise, except to an Investor Holder or a Person that would be an Investor Holder after giving effect to the Transfer. Prior to or in connection with the Transfer of any Shares owned by the Investor (or an Investor Holder) to an Affiliate of the Investor, such Investor shall deliver to the Company a “statement of adhesion” pursuant to which such Investor Holder confirms its agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the Investor (or Investor Holder).

(c) For the avoidance of doubt, any Transfer of Shares pursuant to a registration statement or Rule 144 or to any Person that is not an Affiliate of the Investor (other than a Person not Affiliated with the Investor that is acquiring all or substantially all of the Investor Holders’ Shares pursuant to Section 4.5(b)) shall be free and clear of the restrictions contained in this Agreement and the transferee shall not acquire any rights under this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1 Termination of Agreement.

(a) This Agreement shall continue in effect until:

(i) Terminated by written agreement of the Company and the Investor; or

(ii) Terminated by the Company with fifteen (15) days’ prior written notice to the Investor Holders (the “Termination Notice”) upon such time as the Total Investor Shares held by the Investor Holders represent less than five percent (5%) of the sum of the Voting Shares and the Warrant Shares issuable to the Initial Holder upon exercise of the Investor Warrant; provided, however, that this Section 5.1(a)(ii) shall apply only if, prior to delivery by the Company of the Termination Notice to the Investor Holders, the Company has delivered to the Investor Holders a Dilution Notice in accordance with Section 3.3(a)(v) hereof (mutatis mutandis) and the Investor Holders have not, within the respective time periods specified in Section 3.3(a)(v) (mutatis mutandis), given the Company written notice of their intention to effect a Cure Purchase and consummated such Cure Purchase.

(b) Section 3.4 (Confidentiality) shall survive the termination of this Agreement.

Section 5.2 Dispute Resolution.

(a) Except with respect to any request for equitable relief (including interim relief), any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 5.1. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain equitable relief; provided, that the rights reserved in clause (i) of Section 5.2(a) may be exercised within three (3) months prior to the expiration of the applicable claim.

(b) Any Party seeking resolution of a Dispute shall first serve on the other a notice (an “Escalation Notice”) specifying the details of the relevant Dispute and requiring that such Dispute be referred to the Parties’ Representatives set out in Schedule 5.2(b). In the event that the Parties’ Representatives are unable to resolve such disagreement within fifteen (15) Business Days following the Escalation Notice, either Party may submit the Dispute for resolution by mediation pursuant to the International Institute for Conflict Prevention & Resolution Mediation Procedure as then in effect. Mediation will continue for at least thirty (30) days from the date such mediation was commenced, unless the mediator chooses to withdraw sooner.

(c) All offers of compromise or settlement among the parties in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

(d) For the avoidance of doubt, the Parties agree that either of them may seek interim measures including injunctive relief in relation to the provisions of this Agreement or the Parties’ performance of it from any New York Court.

Section 5.3 Expenses. Except as otherwise expressly set forth herein, each Party hereto shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated hereby.

Section 5.4 Notices. Except as otherwise expressly set forth herein, all notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing and addressed as follows:

If to the Company:
CIFC Corp.
250 Park Avenue, 4th Floor
New York, NY 10177
Attention: Robert C. Milton III, Esq.
Email: rmilton@cifc.com
with copies to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: John Mutkoski, Esq.; Amber R.E. Dolman, Esq.
E-mail: jmutkoski@goodwinprocter.com; adolman@goodwinprocter.com
If to the Investor:
GE Capital Equity Investments, Inc. 201 Merritt 7 Norwalk, CT 06856 Attention: CIFC Account Manager E-mail: equity.portfolio@ge.com with copies to:
Allen & Overy LLP 1221 Avenue of the Americas New York, NY 10020 Attention: Eric S. Shube, Esq. E-mail: eric.shube@allenovery.com

Notices shall be deemed given (a) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. Any Party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

Section 5.5 Governing Law. EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO THE ELECTION OR REMOVAL OF DIRECTORS ARE APPLICABLE, THIS AGREEMENT (AND ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATED HERETO OR TO THE TRANSACTIONS CONTEMPLATED HEREBY OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

Section 5.6 Submission to Jurisdiction. Each of the Parties agrees that if any Dispute is not resolved pursuant to the procedures set forth in Section 5.2, such Dispute shall be resolved only in the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County (the “New York Courts,” and each, a “New York Court”). In that context, and without limiting the generality of the foregoing, each of the Parties by this Agreement irrevocably and unconditionally:

(a) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the New York Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts;

(b) consents that any such Action may and shall be brought in the New York Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the New York Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 5.4; and

(d) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 5.7 Specific Performance. The Parties to this Agreement each acknowledge that each Party would not have an adequate remedy at law for money damages in the event that any of the covenants hereunder have not been performed in accordance with their terms, and therefore agree that each other Party hereto shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such Party may be entitled. Each of the Parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 5.8 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.9 Binding Effect; Persons Benefiting; Assignment.

(a) This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns including an Investor Holder who takes in accordance with Section 4.5(b). Nothing in this Agreement is intended or shall be construed to confer upon any Person any right, remedy or claim under or by reason of this Agreement or any part hereof other than the Parties hereto and their respective successors and permitted assigns.

(b) Without the prior written consent of the other party hereto, this Agreement may not be assigned by either party hereto, and any purported assignment made without such consent shall be null and void.

Section 5.10 Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

Section 5.11 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes, certificates and lists referred to herein, any documents executed by the Parties simultaneously herewith or pursuant thereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.

Section 5.12 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.13 Amendments and Waivers. This Agreement may not be amended, altered or modified except by written instrument executed by the Investor and the Company. The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any Party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such Party.

Section 5.14 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 5.15 Mutual Drafting; Interpretation. Each Party hereto has participated in the drafting of this Agreement, which each such Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:
CIFC CORP.
By: /s/ Robert C. Milton III

Name: Robert C. Milton, III
Title: Secretary and General Counsel
INVESTOR:
GE CAPITAL EQUITY INVESTMENTS, INC.
By: /s/ Shin Kimura

Name: Shin Kimura
Title: Vice President

Schedule 2.1(d)

Consents

Schedule 5.2(b)

Dispute Resolution Representatives

Investor

Shin Kimura

Bill Orr

The Company

Robert C. Milton III

Gary Neems